                                                                 EXHIBIT 10.19







                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                               DELMAR O. STANLEY

                                      AND

                         TALON AUTOMOTIVE GROUP, L.L.C.






                                                       Dated November 27, 1995

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, entered into as of the 27th day of November, 1995, is by and between DELMAR O. STANLEY (the "Employee"), an individual residing at 1816 Sudbury Court, Rochester Hills, Michigan 48306, and TALON AUTOMOTIVE GROUP, L.L.C. (the "Company"), a Michigan corporation with offices located at 900 Wilshire Drive, Suite 203, Troy, Michigan 48084

                                  WITNESSETH:

     WHEREAS, the Company desires to retain the services of the Employee upon the terms and conditions contained herein, and the Employee is willing and agrees to accept such employment upon such terms and conditions;

     NOW THEREFORE, in consideration of the premise and the mutual covenants set forth herein, the parties hereto agree as follows:

     1. Employment. The Company shall employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

     2.  Duties During Employment Period.

          a. The Employee will be employed by the Company as its President and Chief Executive Officer, and the Employee will serve the Company in such capacities and in such other or additional capacities or positions as may be designated from time to time by the Board of Directors of the Company. The Employee shall faithfully perform and discharge all of the duties assigned to him in such capacities and positions from time to time by the Board of Directors of the Company or by the Chairman of the Board of Directors of the Company.

               b. During the Employment Period (as defined in Paragraph 3 hereof), the Employee shall devote his full time, attention and best efforts to the performance of his assigned duties with the Company and shall not during the Employment Period be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

     3. Term. The term of this Agreement (the "Employment Period") shall commence as of the date Employee first undertakes the performance of his assigned duties with the Company (but not later than January 2, 1996), and shall continue until terminated in accordance with the provisions of Paragraph 10 hereof (the "Employment Period"). A termination of this Agreement shall not, however, in any way affect the provisions of Paragraphs 6, 7, 8 and 9 hereof which shall survive any such termination and remain in full force and effect in accordance with the terms thereof.

     4. Compensation. Subject to Paragraph 10 hereof, in consideration for the services rendered by the Employee hereunder, the Company shall pay the Employee compensation as follows:

          a. Salary. During the Employment Period, the Company shall pay the Employee a salary at an initial annual rate equal to Two Hundred Fifty Thousand ($250,000) Dollars per year (the "Base Salary"), payable in accordance with the normal payroll practices of the Company, which Base Salary shall be subject to increase as determined by the Board of Directors of the Company from time to time.





                                             2.

          b.   Incentive Compensation.

     i. As forth consideration for the performance by the Employee of his agreement and covenants contained herein, for each calendar year during the Employment Period, commencing with the 1996 calendar year, the Company shall pay the Employee an annual bonus (the "Bonus"), upon the following terms and conditions:

          a) In the event that the Combined Net Income (as hereinafter defined) of the Talon Automotive Group Companies (as hereinafter defined) shall be equal to One Hundred (100%) percent of the Projected Combined Net Income (as hereinafter defined) of the Talon Automotive Group Companies, then the Bonus for such calendar year shall be equal to Forty Five (45%) percent of the Employee's Base Salary for such calendar year;

          b) In the event that the Combined Net Income of the Talon Automotive Group Companies shall be equal to or greater than Eighty (80%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies, then the Bonus for such calendar year shall be equal to the sum of (i) Twenty Two and 5/10 (22.5%) percent of the Employee's Base Salary for such year, plus (ii) an amount equal to One and 125/100 (1.125%) percent of the Employee's Base Salary for such year for each full percentage by which the Combined Net Income of the Talon Automotive Group Companies shall be in excess of Eighty (80%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies;

                                       3.

          c) In the event that the Combined Net Income of the Talon Group Companies shall be less than Eighty (80%) percent of the Projected Combined Net Income of the Talon Group Companies, then the Employee shall not be entitled to any Bonus for such calendar year;

          d) Notwithstanding anything contained herein to the contrary, in no event shall the Bonus for any calendar year exceed the sum of Sixty Seven and 5/10 (67.5%) percent of the Employee's Base Salary for such calendar year.

          e) Notwithstanding anything contained herein to the contrary, for the 1996 calendar year, the Employee shall be guaranteed a minimum Bonus in the amount of Seventy Thousand and 00/100 ($70,000) Dollars.

     ii. For purposes hereof, the following terms shall have the following meanings:

          a) "Combined Net Income" shall mean the combined sum of the net income and net losses of all of the Talon Automotive Group Companies for any calendar year consisting of twelve (12) consecutive months determined prior to any provision or expense for federal and state income taxes thereon, all determined in accordance with generally accepted accounting principles, consistently applied. In addition, all inventory valuations shall be calculated on a first-in, first-out basis.


                                       4.

           b) "Projected Combined Net Income" of the Talon Automotive Group Companies shall mean those amounts which are reflected in the final budgets of the Talon Automotive Group Companies and approved by the Executive Committee of the Company, in its sole and absolute discretion, on or before January 31 of any calendar year during the Employment Period, to be the projected Combined Net Income of the Talon Automotive Group Companies for such calendar year.

           c) "Talon Automotive Group Companies" shall mean those entities listed on Schedule I attached hereto, as such Schedule may be amended from time to time by the mutual agreement of the Employee and the Company. In the event that all or substantially all of the assets, stock or membership interests of any of the Talon Automotive Group Companies is sold or otherwise disposed of during any calendar year during the Employment Period, then such entity shall nevertheless be included in the Talon Automotive Group Companies for the calendar year in which such sale or disposition occurred; provided, however, the portion of the Combined Net Income and the Projected Combined Net Income for such entity for such calendar year shall be determined for the period ending as of the end of the month immediately preceding the date of the sale. Such entity shall not be included in the Talon Automotive Group Companies for any calendar year after the year in which such sale or disposition occurred.

                                       5.

               iii. Within ninety (90) days following the end of each calendar year during the Employment Period, the Company shall determine any Bonus payable pursuant to the terms hereof and pay such Bonus to the Employee. Such determination by the Company shall be conclusive and binding.

               iv. In the event that this Agreement is terminated, prior to the end of a calendar year; then the Bonus for such partial year shall be determined as set forth above based upon the Combined Net Income and the Projected Combined Net Income for the Talon Group Companies for the period ending as of the end of the month immediately preceding the date of termination, unless the termination is for Cause (as defined in Paragraph 10(b) hereof), or the employment is voluntarily terminated by the Employee pursuant to Paragraph 10(a) which, or in either event, the Employee shall not be entitled to any Bonus for such partial year.

               v. Any Bonus payable pursuant to the terms hereof shall be subject to all applicable federal, state and local payroll tax withholding requirements.

          c. Deferred Compensation. As further consideration for the performance by the Employee of his covenants and agreements set forth herein, the Employee shall be entitled to deferred compensation pursuant to a deferred compensation program currently being developed by the Company and contemplated to be in such form as is outlined in the memorandum dated November 3, 1995 from Wayne C. Inman to the Employee, attached hereto as Exhibit A.

          d. Other Benefits. During the Employment Period, the Company shall provide the Employee the use of a Company automobile, commensurate with his position, four weeks paid vacation and reimbursement of monthly country club dues, together with such other fringe benefits as the Company may from time to time provide its employees, including life insurance, health insurance, disability insurance, and participation in any pension or profit sharing plan then in effect. A summary description of other Talon Automotive Group Companies benefit programs currently in effect is attached hereto as Exhibit B.

          e. Expenses. In addition, the Company shall reimburse the Employee for any travel and out-of-pocket expenses reasonably incurred by the Employee for the purpose of performing his services hereunder, such reimbursement to be made upon presentation to and approval by the Company of receipts, vouchers and other evidence satisfactory in itemizing such expenses in reasonable detail in accordance with the Company's regular practice.

     5. Designation of Beneficiary. The Employee shall file with the Secretary of the Company a written notice designating one or more beneficiaries to whom payments otherwise due him shall be made in the event of his death while in the employment of the Company, or after termination thereof at a time when any amount is still payable to him. The Employee shall have the right to change the beneficiary or beneficiaries from time to time (without the consent of any prior beneficiary); provided, however, that any change shall not become effective unless in writing and upon receipt by the Secretary of the Company. In no such beneficiary shall have

                                       7.

been designated, or if no designated beneficiary shall survive the Employee, than all amounts payable hereunder shall be paid to the Employee's estate.

     6.   Covenant Not to Compete.

          a. The Employee hereby acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees for the consideration stated above that, during the Employment Period and so long as the Employee is entitled to any payments from the Company hereunder or pursuant to any other agreement, he will not directly or indirectly (except as a passive investor in less than one (1%) percent of the outstanding capital stock of a publicly traded corporation or in his capacity as an employee of the Company):

               i. conduct, engage in, have an interest in, or aid or assist any person or entity in conducting, engaging or having an interest in (whether as an owner, principal, lender, stockholder, partner, employer, employee, consultant, officer, director or otherwise):

                    a) any business or enterprise (whether or not for profit) which performs automotive stamping or metal forming services similar to those being provided by the Company or any Affiliated Company (as hereinafter defined); or

                    b) any business or enterprise (whether or not for profit) which develops, manufactures or sells any automotive products in any manner directly competitive to those developed, manufactured or sold by the Company or any Affiliated Company;



                                       8.

          -- anywhere within the United States of America, Canada or Mexico.

               ii. Solicit, divert, take away, interfere with or accept any business from any customers, suppliers, trade or patronage of the Company or any Affiliated Company, or take any actions which are adverse to or injurious to the Company or any Affiliated Company or which adversely affect the business of the Company or any Affiliated Company or their relationships with their employees, customers or suppliers; or

               iii. Employ, attempt to employ or solicit for employment any employee of the Company or any Affiliated Company, or induce or otherwise advise any employee to leave the employ of the Company or and Affiliated Company or to engage in any of the activities prohibited hereby.

          b. It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained above reasonable for the purpose of preserving for the Company and each Affiliated Company, their businesses and goodwill and other proprietary rights, if any of the aforesaid restrictive covenants are found by any court having jurisdiction to be unreasonable for any reason, then the restrictions contained herein shall nevertheless remain effective, but shall be deemed amended as may be necessary to be considered to be reasonable by such court, and as so amended shall be enforced.

     7. Disclosure of Information. The Employee acknowledges that the trade secrets, private or secret processes of the Company and each Affiliated Company which may exist from time to time and confidential information concerning their products, development, technical


                                      9.

information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers are valuable, special and unique assets, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. In view of the highly competitive nature of the industries in which the business of the Company and each Affiliated Company is conducted, the Employee further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Employee as a result of his employment by the Company shall be considered confidential information. In recognition of this fact, Employee agrees that he will not, during or after the Employment Period, disclose any of such secrets, processes or information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except as necessary in the performance of his duties as an employee of the Company and then only upon a written confidentiality agreement in such form and content as requested by the Company from time to time, nor shall the Employee make use of any such secrets, processes or information (other than information in the public domain) for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the Employment Period.

     8. Company Right to Inventions. The Employee shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products or services of the Company or any Affiliated Company which the Employee may conceive, develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, patents, letters, copyrights and reissues thereof that may at any time be


                                     10.

granted for or upon any such invention, improvement or technical information. In connection therewith, the Employee shall promptly at all times during and after the Employment Period:

              a. Execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the operation of the Company to vest title to such inventions, improvements, technical information, patent applications and patents or reissues thereof in the Company and to enable the Company to obtain and maintain the entire right and title thereto throughout the world.

              b. Render to the Company at its expense all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents, and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

         9. Remedies. In the event of a breach or threatened breach by the Employee of the provisions of Paragraphs 6, 7 or 8 hereof, the Employee acknowledges that the remedy at law would be inadequate and that the Company shall be entitled to an injunction restraining him from such breach in addition to monetary damages and any other remedy provided by law and, if in the opinion of the Board of Directors of the Company, whose opinion shall be binding and conclusive, the Employee shall breach any of the provisions set forth in Paragraphs 6, 7, or 8 hereof and shall fail to cure or correct any such breach within thirty (30) days after written notice thereof has been provided to the Employee, any rights of the Employee to any unpaid amounts due hereunder or under any other agreement (including, without limitation, any severance pay, unpaid Bonus or deferred compensation amounts) shall thereupon terminate and

                                      11.

be forfeited. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

          10.  Termination of Employment.

               a. The Employee's employment hereunder shall be terminable at will by the Company or the Employee for any reason whatsoever upon sixty (60)days prior written notice to the other.

               b. The Employee's employment hereunder may also be terminated at any time during the Employment Period by the Company for Cause (as hereinafter defined) upon giving the Employee notice of such termination, which termination may be effective immediately. For purposes hereof, "Cause" shall mean any of the following events:

                    i. the Employee's conviction of or a plea of guilty or nolo contendere to a felony, a crime, directly or indirectly, injurious to the Company, a crime involving moral turpitude or a crime providing for a term of imprisonment of one year or more (which shall not in any event include traffic offenses);

                    ii. the Employee engages in any fraud, misrepresentation, theft, embezzlement or misappropriation with respect to the Company, or any Affiliated Company, or their respective properties, funds or businesses;

                   iii. the Employee engages in any actions which are materially injurious to the Company or which materially and adversely affect the Company's business or the Company's relationships with its employees, customers or suppliers;

                    iv. the violation by the Employee of any covenant or agreement contained in this Agreement or any other agreement with the Company and the


                                       12.

Employee shall fail to cure or correct such breach within thirty (30) days after written notice thereof has been provided to the Employee; or

          V. any willful gross misconduct by the Employee not specifically identified above, or any neglect of duties or inattention to duties which is not cured within thirty (30) days after written notice thereof by the Company to the Employee.

     c. If the Employee dies, the Employee's employment hereunder shall be deemed to cease on the date of his death.

     d. In the event of the Employee's Total Disability (as hereinafter defined), the Employee's employment hereunder may be terminated immediately upon the Company giving notice to such effect to the Employee.

     e. Notwithstanding anything contained herein to the contrary, in the event that:

          i. the Employee's employment with the Company is terminated pursuant to Paragraph 10 (a) hereof, or in the event of the Employee's death, Retirement (as hereinafter defined) or Total Disability, then the Employee shall forfeit all rights to any subsequent payments of Base Salary pursuant to Paragraph 4(a) hereof, and shall only be entitled to a Bonus to the extent provided in Paragraph 4(b)(iv) hereof; and

          ii. the Employee's employment with the Company is terminated by the Company pursuant to Paragraph 10(a), if such termination occurs during the first three years of employment, the Company shall pay to the Employee a sum equal to Two Hundred Fifty Thousand ($250,000) Dollars as severance pay and in full satisfaction of any and all claims against the Company, except for payments which may be due pursuant to the Company's deferred compensation program.
The Employee shall not be entitled to any severance pay if (a) the Employee is terminated after three (3) years of employment by the Company, or (b) the Employee is terminated for Cause or (c) if the Employee voluntarily terminates his employment at any time. Any amounts due under this paragraph shall be contingent upon the execution by the Employee of a satisfactory release of any and all claims against the Company and shall be payable in twelve (12) equal consecutive installments following the date of execution of such release, less all applicable federal, state and local taxes; and

          iii. the Employee's employment with the Company is terminated by the Company for Cause pursuant to Paragraph 10(b) hereof, then the Employee shall not be entitled to and shall forfeit all rights to any subsequent payments by the Company of any nature whatsoever from and after the date of such termination, including without limitation, any right to any subsequent payments pursuant to Paragraphs 4(a) or 4(b) hereof.

f. For purposes hereof, the following terms shall have the following meanings:

          i. "Affiliated Company" shall mean any entity fifty (50%) percent or more of which is owned, directly or indirectly, by the shareholders or members owning, directly or indirectly, fifty (50%) percent or more of the Company;

               ii. "Retirement" shall mean a voluntarily termination by the Employee of his employment with the Company at or after that date upon which the Employee attains the age of Sixty Two (62) years; and

               iii. "Total Disability" means any physical or mental impairment which in the opinion of the Board of Directors of the Company will prevent the employee for a period of at least one (1) year from performing duties as an employee of the Company in a position of responsibility commensurate with his position at such time.

     11. Notices. Any notice required or permitted to be provided under this Agreement shall be deemed properly furnished if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the Employee at his residence and to the Company at its offices at 900 Wilshire Drive, Suite 302, Troy, Michigan 48084, to the attention of its Chairman of the Board (with a copy to Timmis & Inman, 300 Talon Centre, Detroit Michigan 48207).

     12. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     13. Assignment. This Agreement shall not be assignable by either party except by the Company to any Affiliated Company or any successor in interest of the Company's business, which assumes the obligations of the Company hereunder.

     14.  Entire Agreement.   This instrument contains the entire agreement of
the parties relating to the subject matter hereof and may not be waived, changed, modified, extended or


                                      15.

discharged orally but only by agreement in writing, consented to in writing by the Chairman of the Board of the Company, and signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought.

     15. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of State of Michigan.

     16. Headings. The headings of any of the Paragraphs hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TALON AUTOMOTIVE GROUP, L.L.C.

By:  Hawthorne Metal Products Company
     Its:  Member

By   /s/ Wayne C. Inman                   /s/ Delmar O. Stanley
     --------------------------------     --------------------------------
     Wayne C. Inman                       DELMAR O. STANLEY
     Its:  Vice President

                                                                       EXHIBIT A

                        TALON AUTOMOTIVE GROUP BENEFITS

MEDICAL

Self-insured with Weyco, PPO networks with SelectCare and Health Choice Immediate eligibility

Employee monthly pre-tax contribution:
     Base Plan:      Single     $20.00
                     Family     $50.00
     Buy Up Plan:    Single     $38.00
                     Family     $98.00

Prescription coverage:
     20% employee copay to annual out-of-pocket maximum $150/individual, $300/family

Base Plan coverage:
     90% in-network, 70% out-of-network
     $0 deductible in-network
     $400 individual/$800 family deductible out-of-network
     $1,000 individual/$2,000 annual out-of-pocket maximum in-network $2,000 individual/$4,000 annual out-of-pocket maximum out-of-network $10 office visit copay in-network
     $200 preventive coverage

Buy Up Plan coverage
    100% in-network, 80% out-of-network
    $0 deductible in-network
    $400 individual/$800 family deductible out-of-network
    Minimal annual out-of-pocket maximum in-network
    $1,500 individual/$3,000 annual out-of-pocket maximum out-of-network $10 office visit copay in-network
    $200 preventive coverage


DENTAL

Self-insured with Weyco
$25/individual, 475/family annual deductible - applies only to type B and C expenses
$1,000 annual maximum for type A, B, and C expenses
$1,000 lifetime maximum for orthodontic benefits
Type A benefits covered at 100%:
     Periodic exams (two per calendar year)
     Prophylaxis, fluoride applications for children under age 19
     Bitewing x-rays

DENTAL CONTINUED

Type B benefits covered at 75% after annual deductible:
       Extractions, fillings, periodontics, endodontics, general and local anesthesia Space maintainers (age 12 and under)

Type C benefits covered at 50% after annual deductible:
       inlays, onlays, gold fillings, crowns
       initial installation and replacement of fixed bridgework and full or partial dentures

Type D benefits covered at 50% for dependent children to age 19 orthodontic appliances


SHORT-TERM DISABILITY

Self-insured
90-day eligibility
60% wages up to six months of disability


SALARY CONTINUANCE

Self-insured
Two year eligibility
100% wages up to first 30 days of disability


LONG-TERM DISABILITY

Insured with Reliance Standard Life Insurance Company
After disabled six months, 60% wages up to monthly maximum of $6,000 Payable through age 65 as long as remain disabled


LIFE INSURANCE

Insured with UNUM Life Insurance Company

Coverage if hired before May 1, 1993:

     Earnings            Coverage

     $50,000 or more      $500,000
     $45,000 to $49,999   $250,000
     $25,000 to $34,999   $150,000
     $20,000 to $24,999   $ 75,000
     less than $20,000    $ 30,000

LIFE INSURANCE CONTINUED

Coverage if hired May 1, 1993 or after:
     one times base salary to maximum of $50,000

Accidental death and dismemberment coverage same amount as life coverage

Optional life coverage may be purchased by employee at group rates one, two, three, or four times base salary is available

Dependent coverage may purchased by employee at group rate
     $10,000 or $5,000 per child and/or $50,000, $25,000 or $10,000 for spouse


VISION

No benefits


HEARING

No Benefits


TUITION ASSISTANCE PROGRAM

Self-insured
100% up to $2,000 annual maximum
Includes books, lab fees, tests, etc.
Grade of C or better for undergraduate, B or better for graduate
Job- or degree-related


401(k)

Must be at least age 20 1/2 and have completed 1,000 hours to participate Employee may contribute the greater of 45,200 or 7 1/2% of salary up to IRS maximum
No after-tax contributions
Four self-directed investment funds which can be changed quarterly:
     Money Market Fund
     Balanced Fund
     Equity Fund
     GIC Fund
Loan provisions of up to one loan; minimum loan is $500
Quarterly allocations of investments
505 employer match, maximum annual match $200
Quarterly participant statements

PROFIT SHARING

Must be at least age 20 1/2 and have completed one year of service to participate
Must have at least 1,000 hours per year in order to gain vesting for that year Seven year cliff vesting schedule
Retirement age of 55
Annual discretionary employer contribution
Annual participant statements
No loans allowed
Employer directed investment
No employee contributions
Must be actively employed on the last day of plan year to be eligible for fofeitures and contributions for that year


VACATION

Two weeks per year after one year of service
Three weeks per year after five years of service
Four weeks per year after fifteen years of service


PERSONAL DAYS
2 days after 90 days of employment


HOLIDAYS

New Year's Day
1/2 Good Friday
Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Day following Thanksgiving Day
Christmas Eve
Christmas Day

                                                                      EXHIBIT B

                                                                    TALON GROUP
[TALON LOGO]                                                   400 TALON CENTRE
                                                              Detroit, MI 48207
                                                                 (313) 396-4300
                                                             Fax (313) 396-4314

Inter-office Memorandum   PERSONAL AND CONFIDENTIAL
--------------------------------------------------------------------------------

TO:     Delmar O. Stanley

FROM:   Wayne Inman

DATE:   November 3, 1995*

RE:     Long Term Deferred Compensation Program
--------------------------------------------------------------------------------

Following is a description of the long term deferred compensation program that is being developed for the Talon Automotive Group ("TAG") and in which you would participate as TAG's CEO. We have not finalized all of the terms of the plan, but the following sets forth a brief outline of what we plan to implement.

I.   General Description of the Plan

     A. The plan is a stock appreciation rights plan that provides for deferred compensation equal to a percentage of the increase in shareholder value of TAG over a threshold amount. The increase in shareholder value shall be equal to the amount by which the sum of:
          (a) the fair market value of TAG at the end of the employee's employment period, (b) the amount of all net shareholder distributions made during the employment period and (c) all Talon consulting fees paid during the employment period which are in excess of a mutually agreed upon level, shall exceed the initial fair market value of TAG at December 31, 1995, increased at the rate of 5% per annum during the employment period ("Threshold Amount").

     B. The Threshold Amount shall be increased by any additional equity invested by the shareholder in the Company.

     C. The amount of the net shareholder distributions shall be equal to the total shareholder distributions less, in any year where the TAG companies are subchapter S-corporations, the amount of income taxes related to such companies.

     D. The fair market value of TAG at December 31, 1995 shall be equal to the appraised value of the company as determined by Roney & Co., which has been engaged to prepare annual valuations of the Talon companies. The value of TAG at the end of the employment period will be equal to its appraised value or, if the stock is publicly traded, the market value of such stock.

Mr. Delmar O. Stanley
November 3, 1995
Page two

     E. The plan will provide for the conversion of the deferred compensation value into shares of the company in the event of a public offering. Such shares would be restricted until fully vested pursuant to the provisions of the plan.

     F. The plan will provide for a three year rolling vesting period with complete vesting at a mutually agreed upon retirement age or upon death or disability.

     G. The plan will give you the opportunity to withdraw in any year an amount equal to 50% of your vested account balance, up to a maximum of $250,000 per annum.

     H. The plan balance will be paid out over a five year period following the end of the employment period.

II.  Participation level of Del Stanley

     A.   Your SAR percentage shall be equal to the following:

     Amount of Increase
     in Shareholder Value              Participation
     During Employment Period          Percentage
     ------------------------          ----------
     First $20,000,000                    6%
     Next $20,000,000                     7%
     Over $40,000,000                     8%

     B. Your account will start out with a balance equal to the value of your United Technologies stock options which you will lose, which amount we understand is approximately $145,000.

III. Example:

     The following is offered as an example of how your SAR value would be calculated under the following assumptions:

     A.   Assumptions:

          1.   Fair market value of TAG at December 31, 1995 is $25,000,000.

          2. Shareholders invested an additional $3,000,000 of equity in year two and $5,000,000 in year three.

          3. Fair market value of TAG increases $5,000,000 in year one, $15,000,000 in year two, and $20,000,000 in year three.

Mr. Delmar O. Stanley
November 3, 1995
Page three

          4. In year four, TAG is doing $250,000,000 in sales with a 5% after tax income of $12,500,000 and goes public at a 12 x's P/E ratio, resulting in a total market capitalization of $150,000,000. (Note: Actual market capitalization would be adjusted to reflect pro forma financial statements based upon contribution of proceeds of I.P.O.)

          5. Net shareholder distribution plus Talon consulting fees in excess of minimum amount are as follows:

               Year 1    $1,200,000
               Year 2    $1,500,000*
               Year 3    $1,500,000
               Year 4    $2,000,000

     B.   Computation of SAR values at the end of:

                                      Year 1         Year 2         Year 3              Year 4
                                   ------------   ------------   ------------        ------------
Beginning Threshold Amount         $ 25,000,000   $ 26,250,000   $ 30,712,500        $ 37,498,125
Additional Equity Invested               -           3,000,000      5,000,000              -      (2)
5% Annual Increase in
     Threshold Amount                 1,250,000      1,462,500      1,785,625           1,874,906
                                   ------------   ------------   ------------        ------------
Ending Threshold Amount            $ 26,250,000   $ 30,712,500   $ 37,498,125        $ 39,373,031
                                   ============   ============   ============        ============

FMV - End of year                  $ 30,000,000   $ 45,000,000   $ 65,000,000        $150,000,000 (2)
Plus: Cumulative Shareholder
     Distribution & Talon Fees        1,200,000      2,700,000      4,200,000           6,200,000
                                   ------------   ------------   ------------        ------------

Adjusted FMV                       $ 31,200,000   $ 47,700,000   $ 69,200,000        $156,200,000

Less: Threshold                     (26,250,000)   (30,712,500)   (37,498,125)        (39,373,031)
                                   ------------   ------------   ------------        ------------

Cumulative Increase                $  4,950,000   $ 16,987,500   $ 31,701,875        $116,826,969
SAR %                                         6%             6%           6-7%(1)             6-8%(1)
                                   ------------   ------------   ------------        ------------
Accumulated Bal. - End of Yr.      $    297,000   $  1,019,250   $  2,019,127        $  8,746,157

Plus: U.T. Balance                      145,000        145,000        145,000             145,000
                                   ------------   ------------   ------------        ------------
Account Balance - End of Yr.       $    442,000   $  1,164,250   $  2,164,127        $  8,891,157
                                   ============   ============   ============        ============

Annual Increase in Acct. Bal.      $    297,000   $    722,250   $    999,877        $  6,727,030
                                   ============   ============   ============        ============
                                                                        -
Amount Vested                             -               -      $    442,000        $  1,164,250
                                                                 ============        ============
Annual Amount Available
     to Withdraw                          -               -      $    250,000        $    250,000
                                                                 ============        ============

(1)  See above table for relevant percentage.

(2) There would be an adjustment for the additional equity of a public offering, which would also increase the market capitalization to give effect to the pro forma interest savings ????????????. We have not tried to fully adjust for those unknowns.

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT, entered into as of the 1st day of January, 1998, is by and between DELMAR O. STANLEY (the "Employee"), an individual residing at 1816 Sudbury Court, Rochester Hills, Michigan 48306, and TALON AUTOMOTIVE GROUP L.L.C. (the "Company"), a Michigan limited liability company with offices located at 900 Wilshire Drive, Suite 203, Troy,
Michigan 48084.


                                  WITNESSETH:

     WHEREAS, the Employee of the Company entered into that certain Employment Agreement dated November 27, 1995 (the "Employment Agreement"); and

     WHEREAS, the Employee and the Company desire to amend the Employment Agreement upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto hereby amend the Employment Agreement as follows:

     1. Paragraph 4(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

     "a. Salary. Effective as of January 1, 1998 and continuing thereafter during the Employment Period, the Company shall pay the Employee a salary at an annual rate equal to Four Hundred Thousand ($400,000) Dollars per year (the "Base Salary"), payable in accordance with the normal payroll practices of the Company, which Base Salary shall be subject to increase as determined by the Board of Directors of the Company from time to time."

     2. Paragraph 4(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

     "b. Incentive Compensation. As further consideration for the performance by the Employee of his agreement and covenants contained herein, the Company shall pay the Employee an annual bonus (the "Bonus"), upon the following terms and conditions:

          i. For calendar years ending December 31, 1996 and December 31, 1997 during the Employment Period:

               a) In the event that the Combined Net Income (as hereinafter defined) of the Talon Automotive Group Companies (as hereinafter defined) shall be equal to One Hundred (100%) percent of the Projected Combined Net Income (as hereinafter defined) of the Talon Automotive Group Companies, then the Bonus for such calendar year shall be equal to Forty Five (45%) percent of the Employee's Base Salary for such calendar year;

               b) In the event that the Combined Net Income of the Talon Automotive Group Companies shall be equal to or greater than Eighty (80%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies, then the Bonus for such calendar year shall be equal to the sum of (i) Twenty Two and 5/10 (22.5%) percent of the Employee's Base Salary for such year, plus (ii) an amount equal to One and 125/100 (1.125%) percent of the Employee's Base Salary for such year for each full percentage by which the Combined Net Income of the Talon Automotive Group Companies shall be in excess of Eighty (80%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies;

               c) In the event that the Combined Net Income of the Talon Group Companies shall be less than Eighty (80%) percent of the Projected Combined Net Income of the Talon Group Companies, then the Employee shall not be entitled to any Bonus for such calendar year;

               d) Notwithstanding anything contained herein to the contrary, in no event shall the Bonus for any calendar year exceed the sum of Sixty Seven and 5/10 (67.5%) percent of the Employee's Base Salary for such calendar year.

               e) Notwithstanding anything contained herein to the contrary, for the 1996 calendar year, the Employee shall be guaranteed a minimum Bonus in the amount of Seventy Thousand and 00/100 ($70,000) Dollars.

          ii. For calendar year ending December 31, 1998, and for each calendar year thereafter during the Employment Period, the Company shall pay the Employee a Bonus consisting of the sum of the following two components:

               a) In the event that the Combined Net Income of the Talon Automotive Group Companies for such calendar year shall be equal to or greater than Seventy Five (75%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies for such calendar year, and in the event that the Talon Automotive Group Companies shall, during such calendar year, achieve various non-financial objectives which were established by the mutual agreement of the Board of Directors of the Company and the Employee at or about the commencement of each such calendar year, then in such event the Company shall pay to the Employee a Bonus for such calendar year up to Thirty (30%) percent of the Employee's Base Salary for such calendar year; provided, however, in the event that the Talon Automotive Group Companies shall, during such calendar year, substantially exceed such mutually agreed non-financial objectives, then the Company may, in the sole discretion of its Board of Directors, pay to the Employee a Bonus for such calendar year up to Forty Five (45%) percent of the Employee's Base Salary for such calendar year; and

               b) In the event that the Combined Net Income of the Talon Automotive Group Companies for such calendar year shall be equal to or greater than Seventy Five (75%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies for such calendar year, then, in addition to any Bonus payable pursuant to
          Section 4(b)(ii)(a) above, in such event the Company shall pay to the Employee a Bonus for such calendar year, upon the following terms and conditions:

                    i) In the event that the Combined Net Income of the Talon Automotive Group Companies for such calendar year shall be equal to or greater than Seventy Five (75%) percent, but less than One Hundred (100%) percent, of the Projected Combined Net Income of the Talon Automotive Group Companies, then in such event the Company shall pay to the Employee a Bonus for such calendar year equal to the sum of (i) Fifteen (15%) percent of the Employee's Base Salary for such year, plus (ii) an amount equal to 6/10 of One (.6%) percent of the Employee's Base Salary for such year for each full percentage by which the Combined Net Income of the Talon Automotive Group Companies shall be in excess of Seventy Five (75%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies;

               ii) In the event that the Combined Net Income of the Talon Automotive Group Companies for such calendar year shall be equal to (but not exceed) One Hundred (100%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies for such calendar year, then the Bonus for such calendar year shall be equal to Thirty (30%) percent of the Employee's Base Salary for such year;

               iii) In the event that the Combined Net Income of the Talon Automotive Group Companies for such calendar year shall be greater than One Hundred (100%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies, then in such event the Company shall pay to the Employee a Bonus for such calendar year equal to the sum of (i) Thirty (30%) percent of the Employee's Base Salary for such year, plus (ii) an amount equal to 6/10 of One (.6%) percent of the Employee's Base Salary for such year for each full percentage by which the Combined Net Income of the Talon Automotive Group Companies shall be in excess of One Hundred (100%) percent of the Projected Combined Net Income of the Talon Automotive Group Companies; provided, however, notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of Bonus payable pursuant to this Section 4(b)(ii)(b) for any calendar year exceed Forty Five (45%) percent of the Employee's Base Salary for such calendar year; and

               iv) In the event that the Combined Net Income of the Talon Group Companies for such calendar year shall be less than Seventy Five (75%) percent of the Projected Combined Net Income of the Talon Group Companies for such calendar year, then the Employee shall not be entitled to any Bonus pursuant to this Section 4(b)(ii)(b) for such calendar year;

     - provided, however, notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of Bonus payable pursuant to this Section 4(b)(ii) for any calendar year exceed Ninety (90%) percent of the Employee's Base Salary for such calendar year.

          iii. For purposes hereof, the following terms shall have the following meanings:

               a) "Combined Net Income" shall mean the combined sum of the net income and net losses of all of the Talon Automotive Group Companies for any calendar year consisting of twelve (12) consecutive months determined prior to any provision or expense for federal and state income taxes thereon, all determined in accordance with generally accepted accounting principles, consistently applied. In addition, all inventory valuations shall be calculated on a first-in, first-out basis.

               b) "Projected Combined Net Income" of the Talon Automotive Group Companies shall mean those amounts which are reflected in the final budgets of the Talon Automotive Group Companies and approved by the Executive Committee of the Company, in its sole and absolute discretion, on or before January 31 of any calendar year during the Employment Period, to be the projected Combined Net Income of the Talon Automotive Group Companies for such calendar year.

               c) "Talon Automotive Group Companies" shall mean those entities listed on Schedule I attached hereto, as such Schedule may be amended from time to time by the mutual agreement of the Employee and the Company. In the event that all or substantially all of the assets, stock or membership interests of any of the Talon Automotive Group Companies is sold or otherwise disposed of during any calendar year during the Employment Period, then such entity shall nevertheless be included in the Talon Automotive Group Companies for the calendar year in which such sale or disposition occurred; provided, however, the portion of the Combined Net Income and the Projected Combined Net Income for such entity for such calendar year shall be determined for the period ending as of the end of the month immediately preceding the date of the sale. Such entity shall not be included in the Talon Automotive Group Companies for any calendar year after the year in which such sale of disposition occurred.

          iv. Within ninety (90) days following the end of each calendar year during the Employment Period, the Company shall determine any Bonus payable pursuant to the terms hereof and pay such Bonus to the Employee. Such determination by the Company shall be conclusive and binding.

          v. In the event that this Agreement is terminated, prior to the end of a calendar year, then the Bonus for such partial year shall be determined as set forth above based upon the Combined Net Income and Projected Combined Net Income for the Talon Group Companies for the period ending as of the end of the month immediately preceding the date of termination, unless the termination is for Cause (as defined in Paragraph 10(b) hereof), or the employment is voluntarily terminated by the Employee pursuant to Paragraph 10(a) which, or in either event, the Employee shall not be entitled to any Bonus for such partial year.

          vi. Any Bonus payable pursuant to the terms hereof shall be subject to all applicable federal, state and local payroll tax withholding requirements."

     3. Schedule I attached hereto is hereby substituted for and in place of the Schedule I which was originally attached to the Agreement.

     4. In all other respects, the remaining terms and conditions of the Employment Agreement are hereby confirmed and ratified and shall continue in full force and effect as provided therein.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first written above.

                                   TALON AUTOMOTIVE GROUP L.L.C.


----------------------             By
Delmar O. Stanley                     --------------------------

                                   SCHEDULE I
                                   ----------

Talon Automotive Group, L.L.C.
Hawthorne Metal Products Company
Veltri Metal Products Company
Production Stamping, Inc.
J & R Manufacturing, Inc.